Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Linn Energy, Inc.:

We consent to the use of our reports dated February 27, 2018 with respect to the consolidated balance sheets of Linn Energy, Inc. as of December 31, 2017 (Successor) and 2016 (Predecessor), the related consolidated statements of operations, equity, and cash flows for the ten months ended December 31, 2017 (Successor), the two months ended February 28, 2017 and for the years ended December 31, 2016 and 2015 (Predecessor), and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Post-Effective Amendment No. 1 on Form S-3 to Form S-1 and the related prospectus.

Our report on the consolidated financial statements refers to a change in the basis of presentation for Linn Energy, Inc.’s emergence from bankruptcy.

/s/ KPMG LLP

Houston, Texas

March 16, 2018